Exhibit 10.4

FORM OF CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT entered into as of ________________, 2021 (the “Effective Date”) by and between NorthEast Community Bank, a federal savings bank (the “Bank”), Donald Hom (“the “Executive”) and NorthEast Community Bancorp, Inc., the holding company for the Bank (the “Company”), as guarantor (the “Agreement”).

WHEREAS, to continue to encourage Executive’s dedication to his/her assigned duties in the face of potential distractions arising from the prospect of a Change in Control, the Bank wishes to provide certain benefits and payments in the event Executive’s employment is terminated involuntarily without Cause or voluntarily for Good Reason within twenty four (24) months of a Change in Control.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.            Termination after a Change in Control.

(a)           Cash benefit. Notwithstanding any other provisions in this Agreement, if the Executive’s employment terminates involuntarily but without Cause (as defined in paragraph (d) of this Section 1) or voluntarily but with Good Reason (as defined in paragraph (e) of this Section 1) , in either case within twenty-four months after a Change in Control, the Bank shall make a lump-sum cash payment equal to two (2) times the sum of Executive’s; (i) base salary (at the rate in effect immediately prior to the Change in Control or, if higher, the rate in effect when the Executive terminates employment) and (ii) the most recent bonus earned by the Company and/or the Bank. Unless a delay in payment is required under Section 1(b) of this Agreement, the payment required under this Section 1(a) shall be made within five (5) business days after the Executive’s employment termination.

(b)            Payment of the cash benefit. If the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the time his/her employment terminates and the cash severance benefit under Section 1(a) is considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, payment of the benefit under Section 1(a) shall be delayed and shall be made to the Executive in a single lump sum without interest on the first business day of the seventh (7th) month after the month in which the Executive’s employment terminates, subject to Section 16 of this Agreement.

(c)            Change in Control defined. For purposes of this Agreement, “Change in Control” means the first occurrence of any of the following events during the term of this Agreement:

(i)            the acquisition by any person (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (“Act”)), other than by Columbia Bank MHC, the Company, the Bank, any other subsidiary of the Company, and any employee benefit plan of the Company or the Bank or any other subsidiary of the Company, of fifty percent (50%) or more of the combined voting power entitled to vote generally in the election of the directors of the Company’s or the Bank’s then outstanding voting securities;

(ii)            the persons who were serving as the members of the Company Board or Bank Board immediately prior to the commencement of a proxy contest relating to the election of directors or a tender or exchange offer for voting securities of the Company or the Bank, as applicable (“Incumbent Directors”), shall cease to constitute at least a majority of such board (or the board of directors of any successor to the Company or the Bank, as applicable) at any time within one year of the election of directors as a result of such contest or the purchase or exchange of voting securities of the Company or the Bank, as applicable, pursuant to such offer, provided that any director elected or nominated for election to the Company Board or Bank Board, as applicable, by a majority of the Incumbent Directors then still in office and whose nomination or election was not made at the request or direction of the person(s) initiating such contest or making such offer shall be deemed to be an Incumbent Director for purposes of this subsection (ii); or

(iii)            a sale, transfer, or other disposition of all or substantially all of the assets of the Company or the Bank which is consummated and immediately following which the persons who were the owners of the Company or the Bank, as applicable, immediately prior to such sale, transfer, or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership immediately prior to the sale, transfer, or disposition, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (i) the entity or entities to which such assets or ownership interest are sold or transferred or (ii) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entities described in clause (i).

Notwithstanding anything herein to the contrary, the issuance of common stock by the Company or the Bank shall not be deemed to be a Change in Control nor shall any subsequent “second-step” conversion and stock issuance be deemed to be a Change in Control for purposes of this Agreement.

To the extent necessary to comply with Code Section 409A, a Change in Control will be deemed to have occurred only if the event also constitutes a change in the effective ownership or effective control of the Company or the Bank, as applicable, or a change in the ownership of a substantial portion of the assets of the Company or the Bank, as applicable, in each case within the meaning of Treasury Regulation section 1.409A-3(i)(5).

(d)           Cause defined. For purposes of this Agreement involuntary termination of the Executive’s employment shall be considered termination with Cause if the Executive shall have been terminated for any of the following reasons:

(i)	Personal dishonesty;

(ii)	Willful misconduct;

(iii)	Breach of fiduciary duty involving personal profit;

(iv)	Intentional failure to perform stated duties;

(v)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank or the Company, any felony conviction, any violation of law involving moral turpitude or any violation of a final cease-and-desist order; or

(vi)	Material breach by Executive of any provision of this Agreement.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause by the Bank or the Company unless there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of such Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board with counsel), of finding that, in the good faith opinion of the Board, Executive was guilty of the conduct described above and specifying the particulars thereof.

(e)           Good Reason defined. For purposes of this Agreement, an Executive can voluntarily terminate for Good Reason if Executive is not offered a Comparable Position following a Change in Control. For purposes of this Agreement, a “Comparable Position” shall mean a position that would (i) provide Executive with base compensation and benefits that are comparable in the aggregate to those provided to the Executive prior to the Change in Control, unless reduced throughout the Bank in a non-discriminatory manner (ii) be in a location that would not require Executive to increase his daily one way commuting distance by more than thirty (30) miles as compared to his commuting distance immediately prior to the Change in Control; (iii) not change the Executive’s reporting (i.e. reported to Chief Executive Officer prior to change in control – would have to report to Chief Executive Officer after the Change in Control); and (iv) have job skill requirements and duties that are comparable to the requirements and duties of the position held by Executive prior to the Change in Control.

2.            Continuation of Benefits.

(a)            Benefits. Subject to Section 2(b) of this Agreement, if the Executive’s employment terminates involuntarily but without Cause or voluntarily but for Good Reason within twenty four months after a Change in Control, the Bank shall continue or cause to be continued health and dental insurance coverage substantially identical to the coverage maintained for the Executive before termination and in accordance with the same schedule prevailing before employment termination. The insurance coverage shall cease eighteen (18) months after the Executive’s termination.

(b)            Alternative lump-sum cash payment. If (x) under the terms of the applicable policy or policies for the insurance benefits specified in Section 2(a) it is not possible to continue the Executive’s coverage, or (y) if when employment termination occurs the Executive is a specified employee within the meaning of Section 409A of the Code, if any of the continued insurance coverage benefits specified in Section 2(a) would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance benefit, instead of continued insurance coverage under Section 2(a) the Bank shall pay or cause to be paid to the Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for eighteen (18) months. The lump-sum payment shall be made within five (5) business days after employment termination or, if the Executive is a specified employee within the meaning of Section 409A of the Code and an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, on the first business day of the seventh month after the month in which the Executive’s employment terminates, subject to Section 16 of this Agreement.

3.            Termination for Which No Benefits Are Payable. Despite anything in this Agreement to the contrary, the Executive shall be entitled to no benefits under this Agreement if the Executive’s employment terminates with Cause, if the Executive dies while actively employed by the Bank, or if the Executive becomes totally disabled while actively employed by the Bank. For purposes of this Agreement, the term “totally disabled” means that because of injury or sickness the Executive is unable to perform the Executive’s duties. The benefits, if any, payable to the Executive or the Executive’s beneficiary or estate relating to the Executive’s death or disability shall be determined solely by such benefit plans or arrangements as the Bank may have with the Executive relating to death or disability, not by this Agreement.

4.            Term of Agreement.

(a)            The term of this Agreement shall consist of: (i) the period commencing on the Effective Date and ending ______________, 2023, plus (ii) any and all extensions of the initial term made pursuant to this Section 4.

(b)           Commencing on ____________, 2022 (the “anniversary date”) and continuing on each anniversary date thereafter, the disinterested members of the Board of Directors of the Bank may extend the Agreement term, so that the remaining term of the Agreement, following Board action, will be twenty four (24) months, unless Executive elects not to extend the term of this Agreement by giving proper written notice. The Board of Directors of the Bank will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement term and will include the rationale and results of its review in the minutes of the meetings. The Board of Directors of the Bank will notify Executive as soon as possible after each annual review whether it has determined to extend the Agreement.

5.            280G Limit. Notwithstanding any other provision of this Agreement to the contrary, if the Bank or the Company determines in good faith that any payment or benefit received or to be received by the Bank or the Company pursuant to this Agreement, or otherwise (with all such payments and benefits, including, without limitation, salary and bonus payments, being defined as “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code by reason of being considered to be “contingent on a change in ownership or control” of Bank or the Company within the meaning of Section 280G of the Code, then such Total Payments shall be reduced in the manner reasonably determined by Bank or the Company, in its sole discretion, to the extent necessary so that the Total Payments will be One dollar ($1.00) less than the amount which is three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code).

6.            This Agreement Is Not an Employment Contract. The parties hereto acknowledge and agree that (x) this Agreement is not a management or employment agreement and (y) nothing in this Agreement shall give the Executive any rights or impose any obligations to continued employment by the Bank or any subsidiary or successor of the Bank.

7.            Withholding of Taxes. The Bank may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.

8.	Successors and Assigns.

(a)            This Agreement shall inure to the benefit of and be binding upon any corporate or other successor to the Company and the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company and the Bank.

(b)           Since the Company and the Bank are contracting for the unique and personal skills of Executive, Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company and the Bank.

9.            Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Company and/or the Bank at their principal business offices and to Executive at his/her home address as maintained in the records of the Company and the Bank.

10.          Captions and Counterparts. The headings and subheadings in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

11.          Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

12.          Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13.          Applicable Law. Except to the extent preempted by federal law, the laws of the State of New York shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

14.          Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs or arrangements described in Sections 1 and 2. No agreements or representations, oral or otherwise, expressed or implied concerning the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

15.          No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

16.          Internal Revenue Code Section 409A. The parties to this Agreement intend for the payments to satisfy the short-term deferral exception under Section 409A of the Code or, in the case of medical, dental and life insurance benefits, not constitute deferred compensation (since such amounts are not taxable to the Executive). However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event the Executive is a “Specified Employee” (as defined herein) no payment shall be made to the Executive under this Agreement prior to the first day of the seventh month following termination of employment in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the year in which the Executive terminates employment, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the termination of employment occurs. The payment of the “permitted amount” shall be made within five (5) business days of the termination of employment. Any payment in excess of the permitted amount shall be made to the Executive on the first day of the seventh month following the Executive’s termination of employment. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Company is a publicly-traded institution or the subsidiary of a publicly-traded holding company. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

17.       Regulatory Limitations.      In no event shall the Bank or the Company be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. § 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

18.          Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in the location where the Company’s principal business offices are located in accordance with the rule of the American Arbitration Association. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Bank.

19.          Source of Payments. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Change in Control Agreement as of _________________________, 2021.

NORTHEAST COMMUNITY BANK

Duly authorized officer

Donald Hom

NORTHEAST COMMUNITY BANCORP, INC.
(as guarantor)

Duly authorized officer